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                                                                    EXHIBIT 99-6




                                                            __________ __, 1995


Mr. J. Barry Mitchell
Vice President, Finance and
 Treasurer
PECO Energy Company
2301 Market Street  (S21-1)
Philadelphia, PA 19109

Dear Mr. Mitchell:

         This Letter Agreement sets forth the terms and conditions pursuant to which PECO Energy Company (the "Company") has retained D. F. King & Co., Inc. ("King") in connection with a proposed exchange offer.

         The Company proposes to offer to exchange Trust Receipts of PECO Energy Capital Trust I (the "Trust"), each representing a ___% Cumulative Monthly Income Preferred Security, Series B ("Series B Preferred Security") of PECO Energy Capital, L.P. ("PECO Energy Capital"), for up to 5,400,000 outstanding Depository Shares (the "Depository Shares"), each representing a one-fourth interest in a share of $7.96 Cumulative Preferred Stock of the Company and subject to the terms and conditions set forth in the Offering Circular/Prospectus. The offer to exchange is herein referred to as the "Exchange Offer".

         1. The Company hereby retains King as Information Agent for advisory and consulting services in connection with the Exchange Offer and requests and authorizes King to contact, and to provide information with respect to the Exchange Offer to, holders of the Depositary Shares. For this purpose, King is authorized to use, and will be supplied by the Company with as many copies as King may reasonably request of, the following materials filed with the Securities and Exchange Commission (the "Commission") or publicly released (or to be filed or publicly released) by the Company in connection with the Exchange Offer (collectively, the "Exchange Offer Materials"): (i) an Offering Circular/Prospectus; (ii) a Letter of Transmittal; (iii) press releases and newspaper advertisements; (iv) letter to securities dealers, banks and trust companies, and letter from securities dealers, banks and trust companies to their customers; and (v) any and all amendments or supplements to any of the foregoing. In no event will King make any recommendation to





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Mr. J. Barry Mitchell
PECO Energy Company
__________ __, 1995
Page 2


anyone regarding whether to exchange or refrain from exchanging the Depositary Shares. If such advice is requested, King will respond that it is not authorized to give such advice and shall recommend to the person requesting such advice that such person consult with his or her financial advisor or broker. In addition, King will cooperate with Merrill Lynch & Co. and Smith Barney Inc., as dealer managers for the Exchange Offer (each a "Dealer Manager"), in all respects reasonably requested by the Dealer Managers.

         2. The Company agrees to pay King as compensation for its services a fee of $6,000 (which includes incoming calls from holders of the Depository Shares to King), $3,000 of which is due upon execution of this agreement, and the balance of which is due upon the completion, expiration or termination, as the case may be, of the Exchange Offer. Further, the Company agrees to pay King $3.50 for each completed outgoing telephone contact in connection with the Exchange Offer. In the event the Company requests King to provide additional services, the Company agrees to pay King reasonable and customary compensation, in an amount, if any, to be mutually agreed upon. The Company further agrees to reimburse King for all out-of-pocket expenses (including counsel's fees and disbursements) incurred by King in retention hereunder. The Company will meet these expenses from an Expense Advance Account (the "Account") established with King by an immediate advance of $4,000. The Account will be replenished by the Company from time-to-time, promptly upon King's request, up to an additional $1,000 accompanied by a summary of prior expenses. Once the Company has advanced King an aggregate of $5,000, any out-of-pocket expenses incurred by King which individually exceed $200.00 and each aggregate of $1,000 of expenses thereafter, shall be approved in advance by the Company. Any unused portion of the Account will be returned promptly to the Company at the end of the term of this engagement. The Company agrees and acknowledges that its obligation under this paragraph 2 is not in any way conditional upon the successful consummation of the Exchange Offer or dependent upon the amount of Preferred Stock acquired by the Company pursuant to the Exchange Offer.

         3. King will check, itemize and pay on behalf of the Company, from funds provided by King, the charges of brokers and banks for forwarding material relating to the Exchange Offer to beneficial owners. For this service, the Company will reimburse King in accordance with paragraph 2, but shall pay no additional charge.

         4. The Company agrees that King shall have the right to pass upon and approve any and all references to King in the Exchange Offer Materials.
The Company shall not file with the Commission, any other governmental or regulatory authority or





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Mr. J. Barry Mitchell
PECO Energy Company
__________ __, 1995
Page 3


body or any court, or otherwise make public, any document containing any reference to King unless and until King shall have approved such reference.

         5.      The Company represents and warrants to King that:

                          (i)       this letter agreement is a valid and
binding agreement on the Company's part;

                          (ii)      all necessary corporate action will be duly
taken by the Company prior to the commencement of the Exchange Offer to authorize the Exchange Offer, and the exchange of Trust Receipts of the Trust, each representing a Series B Preferred Security of PECO Energy Capital, for up to 5,400,000 outstanding Depositary Shares, each representing a one-fourth interest in a share of $7.96 Cumulative Preferred Stock of the Company;

                          (iii)  all Exchange Offer Materials will comply, in
all material respects, with the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, and none of the Exchange Offer Materials, and no other report, filing, document, release or communication published or filed in connection with the Exchange Offer, will contain any untrue or misleading statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstance under which they were made;

                          (iv)      the Exchange Offer, and the exchange of
Trust Receipts of the Trust, each representing a Series B Preferred Security of PECO Energy Capital, for up to 5,400,000 outstanding Depositary Shares, each representing a one-fourth interest in a share of $7.96 Cumulative Preferred Stock of the Company, will comply, in all material respects, with all applicable requirements of law including the applicable rules or regulations of any governmental or regulatory authority or body, and no material consent or approval of, or filing with, any governmental or regulatory authority or body is required in connection with the making or consummation of the Exchange Offer (or, if any such material consent, approval or filing is required it will be duly obtained or made prior to the commencement of the Exchange Offer); and

                          (v)    the Exchange Offer, and the exchange of Trust
Receipts of the Trust, each representing a Series B Preferred Security of PECO Energy Capital, for up to 5,400,000 outstanding Depositary Shares, each representing a one-fourth interest in a share of $7.96 Cumulative Preferred Stock of the Company, and or execution, delivery and performance of this letter agreement, will not conflict with or result in a breach of or constitute a default under the Company's articles of





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Mr. J. Barry Mitchell
PECO Energy Company
__________ __, 1995
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incorporation or by-laws, or any material agreement, indenture, mortgage, note or other instrument by which the Company is bound.

         6. The Company will advise King promptly of the occurrence of any event which would cause it not to proceed with, or to withdraw or abandon the Exchange Offer. The Company will also advise King promptly of any proposal or requirement to amend or supplement any of the Exchange Offer Materials.

         7. The Company hereby agrees to indemnify and hold harmless King, King's controlling persons, officers, directors, employees, agents and representatives (collectively, the "Indemnified Persons") from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including but not limited to, all counsel fees, disbursements and other out-of-pocket expenses) incurred by such Indemnified Persons in investigating, preparing to defend or defending (or appearing or preparing for appearance as a witness in connection with) any claim, litigation, proceeding, investigation, or governmental or stock exchange inquiry, commenced or threatened or any claim whatsoever: (i) arising out of or based upon any facts or circumstances constituting a violation of, or in conflict with, any of the representations and warranties set forth in paragraph 5 above; or (ii) arising out of, relating to or in connection with the Exchange Offer except for the Indemnified Person's willful misconduct, negligence or a breach of this agreement. The Company shall reimburse such Indemnified Persons for such counsel fees and disbursements and other out-of-pocket expenses at such time as they are paid or incurred by such Indemnified Persons. The foregoing indemnity shall be in addition to any liability which the Company might otherwise have to the Indemnified Persons.

         8. King agrees to notify the Company promptly of the assertion of any claim against any of the Indemnified Persons in connection with the Exchange Offer; and the Company agrees to notify King promptly of the assertion of any claim against the Company or any of its officers, directors, employees or agents in connection with the Exchange Offer. At the Company's election, unless there is a conflict of interest, the defense of the Indemnified Persons shall be conducted by the Company's counsel who shall be satisfactory to King and the Indemnified Persons who are defendants in the action or proceeding. Notwithstanding the Company's election to assume the defense of such action or proceeding, an Indemnified Person may employ separate counsel to represent it or defend it in such action or proceeding and the Company will pay the reasonable fees and expenses of such counsel as set forth above if such Indemnified Person reasonably determines that there are defenses available to such Indemnified Person which are different from, or in addition to, those available to the Company, or if a conflict of interest exists





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Mr. J. Barry Mitchell
PECO Energy Company
__________ __, 1995
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which makes representation by counsel chosen by the Company not advisable;
provided however, unless there are actual or potential conflicts of interest among the Indemnified Persons, the Company will not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Company assumes, the Indemnified Persons shall nevertheless be entitled to participate in such action or proceeding and retain its own counsel at such Indemnified Person's own expense. The Company shall not settle or compromise any such action or proceeding without the Indemnified Person's prior written consent, unless the terms of the settlement or compromise include an unconditional release of any such Indemnified Person from all liability or loss arising out of such action or proceeding.

         9. The representations and warranties contained in paragraph 5 above and the indemnity agreement contained in paragraphs 7 and 8 above shall remain operative and in full force and effect regardless of: (i) the termination or consummation of the Exchange Offer; and (ii) any investigation made by or on behalf of any party.

         10. King agrees to preserve the confidentiality of all non-public information provided by the Company or its agents for use by King in providing services under this Agreement and any information developed by King based upon such non-public information.

         11. This agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania. It is agreed that any action, suit or proceeding arising out of or based upon this agreement shall be brought in the United States District Court for the Eastern District of Pennsylvania or any court of the Commonwealth of Pennsylvania of competent jurisdiction located in such District, and the parties hereto hereby consent to the in personam jurisdiction and venue of any such court and to service of process by certified mail, return receipt requested.

         If any provision of this agreement shall be held illegal or invalid by any court, this agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an agreement between the parties hereto to the fullest extent permitted by law.

         If the foregoing correctly sets forth the understanding between the Company and King, please indicate acceptance thereof





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Mr. J. Barry Mitchell
PECO Energy Company
__________ __, 1995
Page 6


in the space provided below for the purpose, whereupon this letter and the Company's acceptance shall constitute a binding agreement between the parties hereto.


                                        D. F. KING & CO., INC.

                                        By:
                                             -------------------------
                                             John L. Bibas
                                             Vice President

Accepted as of the date first above written:

PECO Energy Company


By:
    ----------------------------
    J. Barry Mitchell

Title:  Vice President, Finance and
        Treasurer